Exhibit 99.1
For Immediate Release:

Investor Contacts:	Press Contact:
Kara B. Jenny	Monica Halpert
Chief Financial Officer	Director of Content and Creative
Bluefly, Inc.	212-944-8000 ext. 297
212- 944-8000 ext. 286	monica.halpert@bluefly.com
kara.jenny@bluefly.com

BLUEFLY ANNOUNCES CLOSING OF SECOND TRANCHE OF RHO INVESTMENT

NEW YORK – February 25, 2010 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced that it had closed the second tranche of its previously announced $15 million investment from Rho Ventures.

Under the terms of the deal, which was announced in December, the Company agreed to sell $15 million of newly issued common stock at a price of $1.70 per share. Approximately $4.7 million of the investment was closed simultaneously with the execution of the agreement in December, and the remaining amount of approximately $10.3 million was closed today, following the receipt of stockholder approval (as required by Nasdaq rules).  Rho Ventures now owns approximately 33% of the Company’s shares, on a fully diluted basis, and is the Company’s largest stockholder.

This press release does not constitute an offer of any securities for sale. The offer and sale of the shares of common stock issued to entities affiliated with Rho Ventures were not registered under the Securities Act, and such shares may not be offered or sold absent registration under the Securities Act or an applicable exemption therefrom.

About Bluefly, Inc.
Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

About Rho Ventures
Rho Ventures’ multi-stage investing strategy focuses on high-growth companies in large markets that are disrupting traditional value chains. With a broad, but strategic, sector mandate, Rho Ventures’ investments span new media, healthcare, IT, communications, energy technology and other disruptive technologies. Rho Ventures brings nearly 30 years of venture experience, combined with its partners’ deep sector expertise and its far-reaching network to assist each portfolio company in forming a unique strategy to address the specific sector and stage. This approach has allowed Rho to participate in the growth of some of today’s most innovative and successful companies, including Ciena, Capstone Turbine, Compaq Computer, Gloucester Pharmaceuticals, Human Genome Sciences, iVillage, MedImmune, Senomyx, Shire, Tacoda, Tercica, Tripod and Yantra. Rho Ventures is currently investing from Rho Ventures VI, a $510 million fund. The firm has offices in New York City, Palo Alto and Montreal, with investments across the globe.